SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number:  1-9670

                             PLM INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                              120 MONTGOMERY STREET
                                   SUITE 1350
                         SAN FRANCISCO, CALIFORNIA 94104
                                 (415) 974-1399
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
             (Title of each class of securities covered by this Form)

                                      NONE
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule  12g-4(a)(1)(i)     X          Rule  12h-3(b)(1)(i)

Rule  12g-4(a)(1)(ii)               Rule  12h-3(b)(1)(ii)

Rule  12g-4(a)(2)(ii)               Rule  12h-3(b)(2)(ii)

Rule  12g-4(a)(2)(i)               Rule  12h-3(b)(2)(i)

Rule  15d-6

     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, PLM International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated  as  of  February 6,  2002

PLM  INTERNATIONAL,  INC.

By:  /s/ James A. Coyne
     ------------------
By: James  A.  Coyne
    Vice  President